UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 14, 2016

CARBO Ceramics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-15903	72-1100013
(Commission File Number)	(IRS Employer Identification No.)

575 North Dairy Ashford, Suite 300
Houston, Texas	77079
(Address of Principal Executive Offices)	(Zip Code)

(281) 921-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 14, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of CARBO Ceramics Inc. (the “Company”) approved the Fourth Amended and Restated Employment between the Company and Gary Kolstad, chief executive officer of the Company (the “Agreement”), in order to include changes to the annual bonus for fiscal year 2016.

In recognition of the potentially prolonged industry downturn, the future volatility or cyclical nature of the Company’s industry and the need to attract and retain superior management personnel, the Committee decided to grant performance-based cash awards to officers under the 2014 CARBO Ceramics Inc. Omnibus Incentive Plan (the “Omnibus Plan”) for fiscal year 2016. The Committee determined to move from its prior use of a single performance measure (earnings before interest and taxes (“EBIT”)) for annual bonuses to using multiple measures, including key objectives designed to motivate alignment with strategic imperatives – cashflow, SG&A cost reduction and ceramic sales.

The Agreement provides for Mr. Kolstad to be eligible to receive a performance-based cash award granted under the Omnibus Plan for fiscal year 2016. Mr. Kolstad’s award will have a target value equal to 100% of his base salary and payout will be based on the Company’s performance under the three strategic performance measures. Maximum payout will be capped at 90% of target and performance below threshold will not result in any payout. Performance at threshold will result in a 40% of target payout, and performance at target will result in a 60% of target payout.

Payment will be subject to Mr. Kolstad’s continued employment through the end of fiscal year 2016, other than in the event of death or disability (at which time he would receive a payout equal to his target award) and termination of employment by the Company without cause (upon which he would receive a pro rata payout based on Company performance). In the event of a change in control of the Company, the award will be governed by the terms of the Omnibus Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARBO CERAMICS INC.

	By:	/s/ John R. Bakht
Date: March 18, 2016		John R. Bakht Vice President, General Counsel, Secretary and Chief Compliance Officer

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